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                                                                  EXHIBIT 10.15
COMPUTER SOFTWARE
DISTRIBUTION AGREEMENT

This Agreement is made and is effective as of the December 14th day of 1998 by and between Navarre Corporation ("Navarre") of 7400 49th Avenue North, New Hope, Minnesota, 55428 and Caldera Systems, Inc. ("Vendor") of 240 West Center St. Orem, Utah 84057.

The Parties have agreed as follows:

1.   DEFINITIONS

1.1 The term "Product(s)" shall mean all computer software and hardware, and related products manufactured or marketed by Vendor during the term of this Agreement.

1.2 The term "Dealer(s)" shall mean any third party or entity to which Navarre markets any Products for remarketing.

2.   GRANT OF MARKETING RIGHTS

2.1 Vendor grants to Navarre and Navarre accepts from Vendor the right to purchase Products and to market and distribute Products to Customers in the United States and Canada, unless other territories are approved in writing. This grant is non-exclusive unless otherwise agreed to by the parties.

3.   TERM

3.1 The initial term of this Agreement shall be for a period of one (1) year, unless sooner terminated as provided by this Agreement.

3.2 After the initial term, this Agreement shall be automatically renewed for successive one (1) year periods, unless either party gives the other written notice at least ninety (90) days prior to the expiration of the then current contract period that it does not desire that the Agreement continue. If such

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notice is given, the Agreement shall terminate at the end of the then current term.

4.   ORDERS AND SHIPMENT AND DELIVERY OF PRODUCTS

4.1 Navarre shall issue orders in writing (which includes facsimile transmission.)

4.2 Vendor shall deliver all products ordered by Navarre within the time agreed to.

4.3  All Products shall be shipped freight paid by Vendor, F.O.B. destination.

4.4  Navarre may cancel all or part of any order prior to the date of shipment.

4.5  Navarre shall have the option to accept or reject any partial shipments.

4.6 A packing list showing Navarre's purchase order number, quantity ordered, quantity shipped and a detailed identification of the Products must accompany all shipments.

4.7 All Products shall bear a UPC part code (sell code), and all shipping cartons shall contain a UPC shipping code (ship unit)[UPC number and bar code.] The UPC numbers and codes on Products and shipping cartons shall conform to the Uniform Code Council, National Office Products Association and Retail Industry Standards.

4.8 Navarre has the right to charge back to Vendor costs incurred by Navarre or its Customers due to missing, defective or inaccurate UPC codes.

5.   PURCHASE PRICE

5.1 Vendor represents and warrants that the price, discounts, payment terms and return provisions set forth with respect to any Product shall never be less favorable to Navarre than those made available by Vendor to any other purchasers of such Product. Vendor agrees that if such a sale occurs, Vendor will sell the Product to Navarre at the same terms and reimburse Navarre retroactively from the date of such sale for the difference.

5.2 Navarre has the option to add any or all future products manufactured or marketed by Vendor. The Navarre price and the suggested retail price for any new release may only be increased by sixty (60) days advance written notice given by Vendor to Navarre.

5.3 Any announced or published price decrease by Vendor shall apply to Navarre orders shipped on or after the date the price decrease was announced or published. In addition, Vendor shall credit to Navarre an amount equal to the difference between the old cost to Navarre for a Product and the new cost, times the total number of units of the Product held in Navarre's inventory, defined as current on hand inventory, units sold within five (5) working days of price protection notification, and in-transit returns. A similar credit shall be made available for all affected Product held by Navarre's Customers at the time of a price decrease. Vendor shall cooperate with Navarre to implement the credit for Dealer stocks of Product affected by a price decrease.
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6.   PAYMENT

6.1 On or after the date of shipment, Vendor shall invoice Navarre for the purchase of Product. Initial purchase order shall be invoiced to Navarre at net [****] days from receipt of goods. Additional purchase orders shall be invoiced to Navarre at net sixty (60) days from receipt of goods. Navarre shall have the option to withhold payment of up to [****] of any invoice at a reserve against future returns, debit balances or chargebacks. This reserve will be released after two-hundred forty (240) days from the date of receipt of Products. Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor. In case there is a balance due Navarre, Vendor shall issue a check to Navarre within thirty (30) days for the credit balance. In case of a disputed account balance, both parties will make good faith effort to reconcile account within twenty-one (21) days.

7.   STOCK BALANCING, RETURNS, PRODUCT RECALLS AND CREDITS

7.1 All defective inventory, either identified upon receipt from Vendor, or determined to be defective when returned from Navarre's customers, will be reported to Vendor. Vendor shall advise Navarre regarding the disposition of defective inventory within twenty-one (21) days of return request. Otherwise, the defective inventory will be destroyed. Vendor shall bear all expenses regarding the destruction or other disposition of defective inventory and will issue an immediate credit to Navarre for the purchase price plus all return freight charges for defective product.

7.2 Navarre may return for full credit up to 100% of all inventory received from Vendor. Upon receipt of return authorization request, Vendor shall provide a Return Authorization within seven (7) days of notice. Upon receipt of such Product, Vendor shall credit Navarre's account with the amount originally paid for the Product. Items delisted by Vendor (discontinued and/or version changes) must be communicated in writing to Navarre. Delisted items will be available for return with immediate and full credit for a period no less than [****] days. Returns to Vendor, FOB Destination.

7.3 Credits for products returns, advertising allowances or other credits provided for by this Agreement will be handled by the issuance of charge backs by Navarre, and the issuance of a credit memo by Vendor.

8.   WARRANTIES, EXCLUSION OF CONSEQUENTIAL DAMAGES

8.1 Neither party shall, under any circumstances, be liable to the other for consequential, incidental, indirect or special damages arising out of or related to this Agreement or the transactions contemplated herein, even if such party has been appraised of the likelihood of such damages occurring. This
Section 8.1 does not apply to the infringement of intellectual property and shall not limit the remedies for such infringement.


****CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTION.

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8.2  Except as provided otherwise in Section 9, in no event shall the aggregate liability of vendor for all claims (Regardless of the form of action, whether contract, warranty, tort, product liability and/or otherwise) relating to a product exceed the amount paid to vendor under this agreement for the product.

8.3 Vendor makes no warranty to Navarre not expressly set forth in this agreement. All implied warranties, including the implied warranties of noninfringement, merchantability and fitness for a particular purpose are disclaimed and excluded by Vendor.

9.   INDEMNIFICATION

9.1 In the event that a Product infringes any patent, trademark, copyright or trade secret of a third party not affiliated with Navarre, Vendor shall indemnify Navarre against any amounts, including damages, attorneys' fees, and cost, awarded by a court of competent jurisdiction to the third party because of such infringement, provide that: (i) Navarre promptly gives notice to Vendor of any claim against Navarre alleging such infringement, (ii) Navarre allows Vendor to control the defense and settlement of such claim, (iii) Navarre fully cooperates with Vendor in connection with the defense and settlement of such claim, and (iv) if requested by Vendor, Navarre ceases all use, distribution and sale of the infringing Product and returns all infringing Product units on hand to vendor. If Navarre is enjoined from continued sale of any infringing Product or if Navarre ceases sale of any Product at the request of Vendor under (iv) above, then Vendor shall (at its expense and option): (a) obtain the right for Navarre to continue to sell the infringing Product, (b) modify the infringing Product to eliminate the infringement, (c) provide substitute noninfringing Product to Navarre under this Agreement, or (d) refund to Navarre that the amount paid under this Agreement for the infringing Product upon its return to Vendor. Vendor has no other obligation or liability in the event of infringement. Vendor has no obligation of indemnification or to defend or hold harmless relating to infringement. Vendor shall not be liable for any costs or expenses incurred without its prior written authorization. Vendor shall have no obligation of indemnification or any liability if the infringement is based upon
(a) any altered, charged or modified form of the Product not made by Vendor, or
(b) the Product in combination with anything not provided by Vendor, or (c) any process in which the Product is used in a manner not contemplated by the Product's documentation or is used together with anything not provided by Vendor, or (d) the laws of any country other than the United States of America or its states.

9.2 Navarre's Liability -- If Navarre modifies the Product or its packaging and such modification results in a claim, suit, or proceeding brought against the Vendor on the issue of infringement of any patent, trademark, copyright, or trade secret, Navarre shall indemnify Vendor against and defend and hold Vendor harmless from any such claim, suit, or processing.
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10.   ADVERTISING

10.1 Navarre shall have the right to utilize Vendor's trade name and any trademarks and service marks associated with the Products to identify the origin of the Products in advertising and promotional materials. With respect to Products made by a third party, Vendor shall ensure that Navarre has the right to use the third party's trademarks and service marks associated with the Products in Navarre's advertising and promotional materials.

10.2 Vendor shall support Navarre and Navarre's Customers with advertising, marketing and promotional activities. As a part of these activities, Vendor shall implement cooperative advertising and market development programs that Navarre and its Customers can participate in.

10.3 Vendor agrees that it will provide support to Navarre for its advertising, marketing and promotional activities. This support can be in the form of ad production assistance, catalog direct mail programs, shows, advertising in regional or national trade and/or consumer publications, and sales training days. Vendor shall make available an amount equal to [****] percent of the total dollar amount Navarre has purchased from Vendor, to be held in reserve for use in Navarre's advertising and marketing programs described in Exhibit "B". Funds will only be applied upon Vendor's prior approval on a case-by-case basis. Participation in any Navarre advertising, marketing or promotional activity which exceeds [****] percent of the total dollar amount Navarre has purchased from Vendor will be charged back monthly to the Vendor, and Vendor will issue a credit memo for these costs.

10.4 All cooperative advertising and market development funds (MDF) charges for product ordered through Navarre must be authorized in writing prior to placement. No verbal commitments will be accepted. In the event that such Cooperative Advertising and/or Market Development Fund expenditure would cause Navarre's account to move to a debit balance, Navarre reserves the right to require Vendor to pay for these expenditures in advance. Claims for advertising and market development expenditure will be made by charge backs to the Vendor, and Vendor will issue a credit memo for these costs.

11.   TERMINATION

11.1 Either party may terminate this Agreement not less than sixty (60) days after written notice in the event of a material breach by the other party, and the failure of such other party to cure such breach within thirty (30) days of such notification.

11.2 Upon expiration or termination of this Agreement, Navarre shall have the right, for one-hundred twenty (120) days after the termination, to return to Vendor all or portion of the Products in Navarre's inventory. Vendor agrees to repurchase any such returned Products at the prices paid for them by Navarre.


****CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTION.

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11.3     Sections 8, 9 and 10.1 shall survive the expiration or termination of this Agreement.

12.      MISCELLANEOUS

12.1 This agreement shall be governed by the laws of the state of Minnesota. Any dispute arising out of this Agreement shall be brought and prosecuted in a court within Hennepin County Minnesota. For this purpose, Vendor appoints the Secretary of State of Minnesota as its agent for service of process.

12.2 This Agreement shall not be assignable by either party, except that Vendor may assign this Agreement to any person or entity who acquires Vendor's intellectual property in the products.

12.3 This Agreement supersedes all prior oral or written proposals and communications between the parties related to this Agreement, and shall not be modified, rescinded, waived or otherwise changed except with the written consent of the parties.

12.4 Each party confirms that no inducements, promises or representations, not written herein, caused it to enter into this Agreement.

12.5     Notwithstanding anything in this Agreement to the contrary:

(1) The Products are computer software and all use and rights thereto are subject to any governed by the license agreements included by Vendor in or with the Products.

(2) To the extent they are included in any Product, Linux and any other general public license software to which Vendor has rights under the GNU General Public License shall be governed by such GNU General Public License, including, without limitation the "No Warranty" provisions of the GNU General Public License - GNU General Public License Version 2, June 1991. Vendor does not own Linux or such general public license software and makes no warranty or promise to indemnify with respect thereto.

(3) Navarre shall comply with all applicable laws and regulations, including, without limitation, U.S. export laws and regulations.

(4) No purchase order or other document submitted by Navarre to Vendor will alter any of the terms of this agreement.

12.6 Neither party to this Agreement is the employee, agent or legal representative of the other for any purpose whatsoever.

The parties, by the actions of their authorized representatives, have executed this
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Agreement, including the attached Exhibit A, as of the date first mentioned above.

VENDOR                                  NAVARRE CORPORATION

/s/ RANSOM H. LOVE                      /s/ VICE PRESIDENT/GENERAL MANAGER
-----------------------------------     -----------------------------------
By                                      By

President & CEO                         Vice President/General Manager
-----------------------------------     -----------------------------------
Title                                   Title

12/15/98                                12/15/98
-----------------------------------     -----------------------------------
Date                                    Date
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                                                                     EXHIBIT "A"

     to DISTRIBUTION AGREEMENT OF     12/15/98
                                   --------------------
                                      (Date)

Between NAVARRE CORPORATION and   Caldera Systems, Inc.
                                 --------------------------
                                       (Vendor)

ADDITIONAL SERVICE COMMITMENTS

*Show volume discounts and minimum order quantities here.

TITLES COVERED UNDER THIS AGREEMENT

     Product Name UPC Number       MRP Price      Navarre Price
--------------------------------   ---------      -------------
1. Open Linux 1.3 (761480502308)    [****]        [****]
               $20 mail in rebate

2.                                   $            $

3.                                   $            $

4.                                   $            $

5.                                   $            $

The above program (5% DFI, Deduct from Invoice) applies to all current and future retail products, published or distributed by the vendor, during the terms of this agreement.

Set up sheets should be attached to this agreement.

Please Sign this Page

/s/ RANSOM H. LOVE                      /s/ VICE PRESIDENT/GENERAL MANAGER
-----------------------------------     ----------------------------------------
VENDOR                                  NAVARRE

12/15/98                                12/15/98
-----------------------------------     ----------------------------------------
DATE                                    DATE


****CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

EXHIBIT "B"
NAVARRE MARKETING AND ADVERTISING PROGRAMS

1.      Computer Retail Week (Industry Trade Publication)
        Bi-Monthly full page advertisement that features ten software titles at $2,500 per title. (Circulation approximately 40,000)

2.      USA Today
Full page, black and white, national advertisement featuring a major retailer. The ad is featured in the Lifestyles section on the last Thursday of the month includes approximately twenty software titles at $5,000 per title. (Circulation approximately 6 million)

3.      Sales Training
An opportunity to meet one-on-one with each of Navarre's account executives and formulate sales strategies. Second Tuesday of every month. Cost $3,000.

4.      New Release Report
Monthly resource mailed to all retail software buyers and executives on a national basis includes AA titles and new releases by category, publisher, title and release date. $1,000 per title per 1/4 page 4-color advertisement.

5.      Spread The Bytes
Two versions of a quarterly demo CD-ROM. One is received by over 3,000 stores nationwide and the other is customized for a major retailer and sold to consumers. $3,000 for the first title and $2,000 for each subsequent title.

6.      Interchange
Four day annual symposium that brings together publishers and retailers from across the country to lock in holiday merchandising, marketing, and promotion plans. Cost determined annually.

7.      Other
Navarre may add new programs from time-to-time which Vendor will have the option of participating in.

*Prices quoted are subject to change with 30 day advance notification masters\distrib February 19, 1998